Exhibit 99.1

     Avatar Holdings Inc. Reports Results Of Partial Redemption Of 7% Notes

    CORAL GABLES, Fla., Aug. 1 /PRNewswire-FirstCall/ -- Avatar Holdings Inc. (Nasdaq: AVTR) reported that the call for redemption of $60,000,000 principal amount of its 7% Convertible Subordinated Notes due April 1, 2005 (the "Notes") as of July 31, 2003, resulted in redemption of $49,913,000 principal amount of the Notes. Holders of $10,087,000 principal amount of the Notes elected to convert, resulting in the issuance of 317,199 shares of Avatar Common Stock. In addition, holders of $343,000 principal amount of Notes which were not called for redemption also elected to convert, resulting in the issuance of 10,786 shares of Avatar Common Stock.

    As of the close of business on July 31, 2003, there are 8,733,885 shares of Avatar Common Stock and $34,086,000 principal amount of the Notes outstanding.

    Avatar Holdings Inc. is primarily engaged in real estate operations in Florida and Arizona. Its principal real estate operations are conducted at Poinciana, Solivita and Bellalago in central Florida near Orlando, Harbor Islands on Florida's east coast, Cory Lake Isles in Tampa, Florida, and at Rio Rico, south of Tucson, AZ. Avatar's common shares trade on The Nasdaq Stock Market under the symbol AVTR. The 7% Notes trade on The Nasdaq SmallCap Market under the symbol AVTRG.

    Certain statements discussed herein constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other important factors that could cause the actual results, performance or achievements of results to differ materially from any future results, performance or achievements expressed or implied by such forward-looking statements. Such risks, uncertainties and other important factors include, among others: the successful implementation of Avatar's business strategy; shifts in demographic trends affecting demand for active adult communities and other real estate development; the level of immigration and in-migration to regional market areas; international (in particular Latin America), national and local economic conditions and events, including employment levels, interest rates, consumer confidence, the availability of mortgage financing and demand for new and existing housing; access to future financing; geopolitical risks; competition; changes in, or the failure or inability to comply with, government regulations; and other factors as are described in Item 7 (Management's Discussion and Analysis of Financial Condition and Results of Operations) of Avatar's Form 10-K.



SOURCE  Avatar Holdings Inc.
    -0-                             08/01/2003
    /CONTACT: Juanita I. Kerrigan, Avatar Holdings Inc., +1-305-442-7000/ /Web site: http://www.avatarhomes.com /
    (AVTR)

CO:  Avatar Holdings Inc.
ST:  Florida
IN:  CST RLT
SU:  FNC